Filed Pursuant to Rule 424(b)(3)

File No. 333-126559

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated November 22, 2005)

$322,000,000

NASH-FINCH COMPANY

Senior Subordinated Convertible Notes due 2035
and
Common Stock issuable upon conversion of the Notes

This prospectus supplement No. 2 supplements and amends the prospectus dated November 22, 2005, as previously supplemented and amended by prospectus supplement No. 1 dated January 23, 2006 (“Supplement No. 1”), relating to $322,000,000 aggregate principal amount at maturity of senior subordinated convertible notes due 2035 and shares of our common stock issuable upon conversion of the notes held by the selling securityholders.

The table beginning on page 64 of the prospectus sets forth information with respect to the selling securityholders and the respective amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to the prospectus. The table is hereby supplemented and amended as follows:

Name of Selling Securityholder	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold ($)(1)(2)	Percentage of Notes Outstanding (%)	Number of Shares of Common Stock That May Be Sold (1)(2)(3)(4)	Percentage of Common Stock Outstanding (%) (4)(5)
Whitebox Diversified Convertible Arbitrage Partners LP (36)	5,000,000	1.55	35,734	*
Total(37)	$322,000,000	100%	2,301,301	14.72%

(36)       Andrew Redleaf has the power to direct the voting and disposition of the securities held by the selling security holder.

(37)       The sum of the principal amount of notes listed as beneficially owned by selling securityholders in the table is actually more than $322,000,000 because certain selling securityholders listed in the table sold, transferred or otherwise disposed of some or all of their notes since they last reported their beneficial ownership to us without informing us of such transactions, while the new beneficial owners did provide us with information as to their ownership of the notes. The maximum principal amount of notes that may be sold under this prospectus will not exceed $322,000,000. In addition, the shares of our common stock that may be issuable upon conversion of the notes will not exceed 2,301,301 shares.

The prospectus dated November 22, 2005, as amended and supplemented hereby and by Supplement No. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the notes and the common stock issuable upon conversion of the notes.

Investing in the notes involves risks, some of which are described in the “Risk Factors” section beginning on page 10 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 21, 2006.